Exhibit 99.1

TransDigm Group Incorporated Announces New Board Member

Cleveland, Ohio, September 20, 2007 - TransDigm Group Incorporated (TDG) announced today the appointment of Mervin Dunn as a member of its Board of Directors. Mr. Dunn has also been appointed by the Board to be a member of the Nominating and Corporate Governance Committee.

Merv Dunn has been the Chief Executive Officer of Commercial Vehicle Group since 2002. Commercial Vehicle is a NASDAQ listed company with revenues in excess of $925 million and a leading global producer of engineered systems and components for the construction equipment and heavy truck industries. Prior to CVG, Mr. Dunn has held a broad range of senior operating positions in private and public businesses including Arvin Industries, Johnson Controls, Hyster Company & Bliss Technologies. He is a 1980 graduate of Eastern Kentucky University with a degree in Mechanical Design and a MS in Operations Management.

W. Nicholas Howley, the Chairman and Chief Executive Officer of TransDigm Group stated, “We are pleased that Merv has agreed to become a member of our Board. He is a seasoned executive with a unique blend of public and private company exposure, merger and acquisition experience, as well as a broad range of international and domestic operating responsibilities. We are fortunate to attract an executive of his breadth.”

ABOUT TRANSDIGM GROUP

TransDigm Group Incorporated, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electro-mechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors, aircraft audio systems and specialized cockpit displays, valving and fluorescent lighting.

CONTACT:

Sean Maroney

Investor Relations

216.706.2945

ir@transdigm.com